Exhibit 99.1

COMPANY CONTACT: Cardima, Inc. Barry D. Michaels Interim Chief Financial Officer (510) 354-0300 www.cardima.com	INVESTOR CONTACTS: Investor Relations Group Gino De Jesus John Nesbett (212) 825-3210	MEDIA CONTACTS: Investor Relations Group Janet Vasquez Dian Griesel, Ph.D. (212) 825-3210

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

Quarterly Highlights Include:

•	Clinical Progress of the Surgical Ablation System
•	$3.1 Million Raised in Private Placement

FREMONT, Calif. (March 20, 2004) – Cardima®, Inc. (Nasdaq SC: CRDM), today reported financial results for the fourth quarter and fiscal year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $552,000, compared with $595,000 for the fourth quarter of 2002, a decrease of $43,000 or 7.2%. The decline in revenues was primarily attributable to Cardima’s strategic decision to reduce its European sales force.

Operating loss for the fourth quarter of 2003 decreased approximately 26%, or $913,000, to $2,625,000 from $3,538,000 for the comparable period last year, primarily due to reductions in staff. Net loss for the fourth quarter of 2003 was $2,605,000, or $0.03 per share, compared with net loss of $3,531,000, or $0.07 per share, for the same period in 2002.

For the year ended December 31, 2003, revenues were relatively flat compared to the prior year; 2003 revenues of $2,242,000 were approximately $14,000, or less than 1% higher than our 2002 revenues of $2,228,000. Increased revenues achieved in the U.S. and Asia were almost completely offset by a reduction in European sourced revenues, a result of Cardima’s strategic decision to reduce its European-based direct sales presence during the year.

Overall operating expenses in 2003 were $293,000 lower than in 2002. Increased spending in support of our REVELATION Tx PMA were more than offset by the savings achieved through our mid-year reduction in staff.

The operating loss for 2003 was $12,389,000 compared with $12,683,000 in 2002. The net loss for 2003 was $13,235,000, or $0.20 per share, compared with a net loss of

$12,627,000, or $0.28 per share, for 2002. Of the 2003 net loss, $904,000 was due to a non-cash charge related to the classification and valuation of certain common stock warrants issued in the third quarter. Shares used in calculating the net loss per share increased to 77.2 million shares outstanding at December 31, 2003 from 49.9 million shares at December 31, 2002, due to common stock issuances in 2003, including a $3.1 million private placement closed in December 2003. As of March 15, 2004, Cardima had approximately $7.1 million in cash and cash equivalents.

Commenting on 2003 results, Gabriel Vegh, chief executive officer, said, “While we were disappointed with the Circulatory System Devices Panel May 29, 2003 recommendation not to approve our REVELATION® Tx PMA, we continued progress working toward bringing effective, minimally invasive AF treatment options to patients suffering with AF.” Cardima submitted a PMA amendment to the FDA on January 20, 2004.

“In 2003 we witnessed Cardima’s entry into the surgical market through obtaining 510K clearance from the FDA to use our Surgical Ablation System in cardiac surgery applications. In addition to clinical developments, we completed private placements of approximately $17.4 million during the past year, supporting our efforts to obtain FDA approval of the REVELATION Tx,” added Mr. Vegh.

Cardima will host a conference call and live webcast to discuss its fourth quarter and year-end results on Tuesday, March 30, 2004 at 1:30 PM Pacific Time (4:30 PM Eastern Time). Please log on to Cardima’s website at www.cardima.com or call the following numbers to participate: (800) 901-5248 (domestic) or (617) 786-4512 (international) and use participant passcode #32371592.

A telephonic replay of this call will be available for 14 days starting from 3:30 PM Pacific Time on Tuesday, March 30, 2004 through 8:59 PM Pacific Time on Tuesday, April 13, 2004. Please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and use participant passcode #88818571. The live webcast will be archived on Cardima’s website for one year.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event regulatory approvals are obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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(selected financial statements follow)

Cardima, Inc.

Statements of Operations

In thousands, except per share amounts

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002*
	(Unaudited)	(Unaudited)
Revenues	$552	$595	$2,242	$2,228
Cost of goods sold	861	927	3,607	3,594

Gross margin	(309)	(332)	(1,365)	(1,366)
Operating expenses:
Research and development	1,046	1,284	4,458	4,530
Sales, general and administrative	1,270	1,922	6,566	6,787

Total operating expenses	2,316	3,206	11,024	11,317

Operating loss	(2,625)	(3,538)	(12,389)	(12,683)

Interest income	24	9	72	75
Interest expense	(4)	(2)	(14)	(19)
Other income	—	—	(904)	—

Net income/loss	$(2,605)	$(3,531)	$(13,235)	$(12,627)

Net income/(loss) per share	$(0.03)	$(0.07)	$(0.20)	$(0.28)

Shares used in calculating net income/(loss) per share	77,218	49,927	66,256	45,586

Selected Balance Sheet Data

In thousands

	December 31,
	2003	2002*
Cash, cash equivalents and short-term investments	$6,446	$3,385
Working capital	5,209	1,866
Total assets	9,310	7,265
Total liabilities	3,010	3,715
Stockholders’ equity	6,300	3,550

*	Derived from audited financial statements for the year ended December 31, 2002 included in the Company’s 2002 Annual Report on Form 10-K

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